EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Brink’s Company:

We consent to the incorporation by reference in the registration statements (Nos. 2-64258, 33-2039, 33-21393, 33-53565, 33-69040, 333-02219, 333-70758, 333-70762, 333-70766, 333-70772, 333-78631, 333-78633, 333-120254, and 333-133073) on Form S-8 of The Brink’s Company of our reports dated February 27, 2007, with respect to the consolidated balance sheets of The Brink’s Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the 2006 Annual Report on Form 10-K of The Brink’s Company.

Our report relating to the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.

/s/ KPMG LLP

Richmond, Virginia
February 27, 2007